SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: November 8, 2012

ICG Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 East Lancaster Avenue, Suite 640, Radnor, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On November 8, 2012, ICG Holdings, Inc. (“ICG Holdings”), a wholly-owned subsidiary of ICG Group, Inc. (“ICGE”), launched a tender offer to acquire up to approximately 9.3 million shares of Common Stock, par value $0.001 per share, of Procurian Inc. (“Procurian”) (such shares, the “Procurian Shares”) from Procurian’s current stockholders and option holders. The tender offer is set to expire on December 7, 2012 (“Expiration Date”). Assuming maximum participation by the Procurian security holders eligible to tender their shares, ICG Holdings’ primary ownership in Procurian would increase from approximately 80.8% to approximately 87.1% upon the consummation of the transaction, which is expected to occur promptly following the Expiration Date.

Each participating holder who is an “accredited investor” under applicable U.S. Securities Exchange Commission (SEC) rules will receive shares of Common Stock, par value $0.001 per share, of ICGE (the “ICGE Shares”) at a ratio of 0.21637 ICGE Shares for every validly tendered Procurian Share in a registered transaction under ICGE’s Form S-4 that was filed on October 13, 2009. Each participating holder who is not an accredited investor under applicable SEC rules will receive cash in the amount of $2.35 for every validly tendered Procurian Share.

The information in this report is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICG GROUP, INC.

Date: November 8, 2012	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

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